EXHIBIT 10.1

EMPLOYMENT AGREEMENT

     eLoyalty Corporation (the “Company”), and Kelly D. Conway, an individual (“Employee”), enter into this Employment Agreement (“Agreement”) as of November 7, 2002.

     Whereas, the Company desires to continue to employ Employee to provide personal services to the Company and to provide Employee with certain compensation and benefits in return for his services; and

     Whereas, Employee wishes to continue to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits.

     Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

     1.     Duties. The Company shall continue to employ Employee as its President and Chief Executive Officer, and Employee accepts such employment upon the terms and conditions herein. Employee shall have such responsibilities, duties and authority in all material respects as are presently assigned to Employee and such other responsibilities, duties and authority as the Board of Directors may reasonably designate and are customarily associated with his positions. The Board of Directors of the Company shall nominate Employee to be a Director of the Company for as long as Employee is the Company’s President and Chief Executive Officer. During the term of his employment with the Company, Employee shall perform faithfully the duties assigned to him to the best of his ability, and Employee shall devote his full and undivided business time and attention to the transaction of the Company’s business.

     2.     Outside Activities.

                          (a)  Non-Company Activities. Except with the prior written consent of the Board, Employee will not during the term of this Agreement undertake or engage (other than as a passive investor) in any other employment, occupation or business enterprise, whether as an agent, partner, proprietor, officer, director, employee, consultant, contractor or otherwise, whether during or outside the business hours of the Company. Employee may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of his duties hereunder.

                          (b)  No Adverse Interests. Except as permitted by Paragraph 2(c), during his employment Employee agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest which is known or should be known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

                          (c)  Non-Competition. During the term of his employment by the Company, except on behalf of the Company, Employee will not directly or indirectly, whether as a stockholder, agent, partner, proprietor, officer, director, employee, consultant, contractor, or in any capacity whatsoever, engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever known by him to compete directly with the Company, anywhere throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, Employee may own, as a passive investor, public securities of any competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

     3.     Term Of Employment; Termination.

                          (a)  At-Will Relationship. Employee’s employment relationship is at-will. Either Employee or the Company may terminate the employment relationship at any time, for any reason or no reason, with or without Cause or advance notice.

                          (b)  Termination By The Company Without Cause; Termination By Employee With Good Reason.

                                   (i)  Cause Definition. For purposes of this Agreement, “Cause” shall mean any of the following: (i) conviction, including a plea of guilty or no contest, of any felony or any crime involving moral turpitude or dishonesty; (ii) fraud upon the Company (or an affiliate), embezzlement or misappropriation of corporate funds; (iii) willful acts of dishonesty materially harmful to the Company; (iv) activities materially harmful to the Company’s reputation; (v) Employee’s willful misconduct, willful refusal to perform his duties, or substantial willful disregard of his duties, provided that the Company first provides Employee with written notice of such conduct and thirty (30) days to cure such conduct, if such conduct is reasonably susceptible to cure; (vi) material breach of the Proprietary Information Agreement; or (vii) material breach causing material harm to the Company of this Agreement, any other agreement with the Company, any policy of the Company, or any statutory duty or common law duty of loyalty owed to the Company; provided, no act or omission on Employee’s part shall be considered “willful” unless it is done by the Employee without reasonable belief that the Employee’s action was in the best interests of the Company. The foregoing notwithstanding, the Company may not terminate Employee’s employment for Cause unless a determination that Cause exists is made and approved by a majority of the Company’s Board of Directors (with Employee abstaining). The Board of Directors will provide ten (10) days prior written notice of such meeting at which Employee will be given an opportunity to address the Board, except where the Board in good faith believes a decision should be made sooner than ten (10) days (in which case it will use good faith to provide Employee reasonable notice to the extent possible) or that an opportunity to be heard will not impact the determination of Cause (e.g., the occurrence of an event described in Paragraph 3(b)(i)(i) above).

                                   (ii)  Good Reason Definition. For the purposes of this Agreement, “Good Reason” shall mean: (i) a reduction of Employee’s base salary below the amount set forth in Paragraph 4 of this Agreement, or a reduction in the “Target Bonus Percentage” defined in Paragraph 5 of this Agreement), unless such reduction is shared proportionally by the three most highly-salaried officers of the Company in addition to Employee; (ii) an involuntary relocation of Employee’s place of work to any location outside of the metropolitan area in which

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his primary office is located immediately prior to the relocation, excluding temporary periods of ninety (90) days or less and travel; (iii) a significant diminution by the Company in Employee’s position (including offices, titles and reporting relationships), authority, duties or responsibilities, excluding diminutions resulting in the ordinary course from the Company becoming pursuant to a Change of Control (x) part of a larger organization in which Employee directly reports to the Chief Executive Officer of such organization; or (y) a subsidiary or equivalent separate functional business unit of a larger organization; (iv) failure by the Board of Directors to nominate Employee to be a Director of the Company; (v) a material breach by the Company of this Agreement; or (vi) failure by the Company to assign this Agreement to a successor upon a Change of Control. No Good Reason shall exist where: (a) Employee consents to the event that forms the basis for the Good Reason resignation; (b) Employee does not provide the Company’s Board with written notice describing in detail the Good Reason within thirty (30) days of its occurrence; or (c) the Company cures the Good Reason within thirty (30) days of its receipt of such notice, if such conduct is reasonably susceptible to cure.

                                   (iii)  Severance Benefits. In the event that Employee’s employment is terminated without Cause by the Company or terminated by Employee with Good Reason, Employee shall receive the following as his sole and exclusive severance benefits (collectively, the “Severance Benefits”):

                                               (1)  Severance Pay. Employee will continue to receive base salary at the same rate in effect as of the termination date (determined without regard for any reduction constituting Good Reason), paid on the Company’s standard payroll dates for eighteen (18) months following the termination date (“Severance Period”), subject to standard payroll deductions and withholdings.

                                               (2)  Severance Bonus. Employee will be paid a bonus (the “Severance Bonus”) equal to 150% of the average of (A) the annual bonus he was paid for the year immediately preceding the termination and (B) his target bonus under the Company’s then-current bonus plan if any, less standard payroll deductions and withholdings. This amount will be payable in equal monthly installments during the Severance Period. If the termination giving rise to the Severance Bonus occurs in 2002, the Severance Bonus will be reduced by $185,138, and if it occurs in 2003, the Severance Bonus will be reduced by $83,558, with such reduction applied to the sum of the earliest such whole or partial installments as equals the amount of such reduction.

                                               (3)  Severance Health Premium Reimbursements. If Employee timely elects to continue his Company-provided group health insurance coverage pursuant to the federal COBRA law, the Company will reimburse Employee for the cost of such COBRA premiums to continue health insurance coverage at the same level of coverage for Employee and his dependents (if applicable) in effect as of the termination date, through the end of eighteen (18) months or until such time as Employee qualifies for health insurance benefits through a new employer, whichever occurs first (“Severance Health Premium Benefits”). Employee shall notify the Company in writing of such new employment not later than five (5) business days after securing it.

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                                               (4)  Severance Vesting. The vesting of Employee’s “Restricted Stock Award” (as defined below in Paragraph 7) and all other restricted stock or stock option or other equity grants that Employee previously has received or may in the future receive from the Company, shall be accelerated so that, as of the date of the termination, such restricted stock and stock option grants shall vest as to the number of shares that would have vested had Employee provided an additional twenty-four (24) months of continuous service to the Company, and all such stock options shall be exercisable for six (6) months following such termination (but not exceeding the term of such option).

                                               (5)  Severance Note Bonus. Within a reasonable period of time following termination, the Company shall pay Employee a one-time bonus equal to the then-outstanding principal and interest on the promissory notes dated November 12, 1998 (a copy of which is attached hereto as Exhibit B), and dated December 28, 2001 (a copy of which is attached hereto as Exhibit C)(the “Severance Notes Bonus”). The Severance Notes Bonus will be subject to applicable withholdings and deductions.

                                   (iv)  Severance Conditions. As a condition of and prior to the receipt of all or any of the Severance Benefits, Employee must execute and allow to become effective a general release of claims in the form attached hereto as Exhibit A and to comply with the Proprietary Information Agreement and the terms of this Agreement (the “Severance Conditions”). Upon any termination of Employee’s employment by the Company without Cause or by Employee for Good Reason, the Company and its affiliates (by and through their respective directors and senior executive officers) and Executive agree not to disparage the other party.

                          (c)  Termination for Cause; Voluntary or Mutual Termination.

                                   (i)  No Severance. In the event Employee’s employment is terminated by the Company at any time for Cause, or Employee terminates his employment without Good Reason, or the parties mutually terminate their employment relationship, Employee will not be entitled to any Severance Benefits, pay in lieu of notice, or any other severance, compensation, benefits, equity, acceleration, or any other amounts, with the exception of any benefit to which Employee has a vested right under a written benefit plan.

                                   (ii)  Resignation. Employee may voluntarily terminate his employment with the Company at any time, without liability therefore. Employee agrees to use good faith to give the Company reasonable notice of any such voluntary termination. Upon receipt of any termination notice from Employee, the Company, at its election, may require Employee to resign his employment prior to the occurrence of any requested termination date.

                          (d)  Termination for Death or Disability.

                                   (i)  Termination. Employee’s employment will terminate upon his death or Disability.

                                   (ii)  Disability Definition. For the purposes of this Agreement, “Disability” shall mean a permanent disability rendering Employee unable to perform his duties for the Company for ninety (90) consecutive days or one hundred eighty (180) days in any twelve (12) month period, which determination shall be made after the period of disability, unless an earlier determination can be made, by an independent physician appointed by the Board.

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                                   (iii)  Severance. Following the death or Disability of Employee while employed by the Company, the Company will provide Employee (or, in the case of death, Employee’s estate) with Severance Pay for twelve (12) months, two-thirds (2/3) of the Severance Bonus, and Severance Health Premium Reimbursements for twelve (12) months (all as described and on the same terms and conditions provided above). The Employee’s Restricted Stock Award and all other restricted stock or stock option grants that Employee previously has received or may in the future receive from the Company, shall be vested as to half of the unvested shares, and all such stock options shall be exercisable for one (1) year following such termination (but not exceeding the term of such option). The Employee shall receive a Severance Note Bonus on the same terms and conditions as provided in Section 3(b)(iii)(5).

                                   (iv)  Severance Conditions. As a condition of and prior to the receipt of all or any of the Severance provided for death or Disability, Employee (or, in the case of death, Employee’s estate) must execute and allow to become effective a general release of claims in the form attached hereto as Exhibit A and to comply with the Proprietary Information Agreement and the terms of this Agreement (the “Severance Conditions”). Upon any termination of Employee’s employment for death of Disability, the Company and its affiliates (by and through their respective directors and senior executive officers) and Executive (or, in the case of death, Employee’s estate) agree not to disparage the other party.

                          (e)  No Mitigation. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the severance amounts payable to the Employee under Paragraph 3 of this Agreement, and such amounts (other than as provided at Paragraph 3(b)(iii)(3)) shall not be reduced whether or not the Employee obtains other employment.

                          (f)  Accrued Obligations. Not later than ten (10) days after termination of Employee’s employment, the Company shall pay Employee (“Accrued Obligations”): (i) his accrued and unpaid base salary at the rate in effect at the time of notice of termination; (ii) any previous year’s earned but unpaid bonus and other earned and unpaid incentive cash compensation; and (iii) accrued and unused vacation time, unpaid expense reimbursements and other unpaid cash entitlements earned by Employee as of the date of termination pursuant to the terms of the applicable Company plan or program.

     4.     Salary. For services rendered hereunder, the Company shall pay Employee a base salary at the per annum rate of $480,000, less standard payroll deductions and withholdings, and payable in accordance with the Company’s regular payroll schedule. Employee’s base salary (as well as his eligibility for incentive equity grants) shall be subject to annual review and his base salary may, at the discretion of the Company’s Board of Directors, be adjusted from time to time.

     5.     Bonuses. The Company may elect to pay Employee bonuses in its sole discretion. Employee will be offered the opportunity to participate in the Company’s then-current bonus plan, and, in accordance with the terms and conditions of such plan and this

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paragraph, upon achievement of all target bonus objectives set by the Board of Directors for the Company and for Employee, shall receive a cash bonus equal to 110% (“Target Bonus Percentage”) of his base salary, less standard payroll deductions and withholdings. Employee’s bonus, to the extent paid, for the year 2002 will be reduced by $185,138, and for the year 2003 will be reduced by $83,558. The Company shall have the sole discretion to change or eliminate bonus plans or programs at any time (provided, however, that after the bonus plan and target objectives have been established by the Board for a given year, the Board shall not later materially change the bonus plan or target objectives for such year to Employee’s detriment without Employee’s consent), to determine whether performance criteria set forth pursuant to the bonus plan for a year have been achieved, and to determine (in accordance with this paragraph and such performance criteria and bonus plan) the amount of any bonus earned by Employee, if any. Bonuses are intended to retain valuable Company employees, and if Employee is not employed, for any reason on the last day of the bonus year, he will not have earned the bonus and no partial or pro-rata bonus will be paid. To the extent that Employee receives a bonus, the bonus will be reduced by the aggregate fair market value of all shares of the Restricted Stock Award (measured as of the day withheld) withheld by the Company for all payroll withholding purposes other than the payroll withholding required for the Restricted Stock Award.

     6.     Employee Benefits. Employee shall be entitled to participate in such employee benefit plans, including the Company’s 401(k) plan, life insurance, and medical benefits plans, and shall receive all other fringe benefits, as the Company may make available generally to its senior executive employees generally, for which Employee is eligible under the terms and conditions of such plans, in each case subject to the requirements, rules and regulations from time to time applicable thereto. Details about these benefits are set forth in summary plan descriptions and other materials.

     7.     Restricted Stock Award.

                          (a)  Restricted Stock Award. Subject to Board approval, the Company shall grant Employee a restricted stock grant for 350,206 shares of the Company’s common stock (the “Restricted Stock Award”). The Restricted Stock Award shall vest in installments as provided in the restricted stock award agreement attached hereto as Exhibit D (the “Restricted Stock Award Agreement”), with 94,495 shares of the shares subject to the Restricted Stock Award) vesting on November 30, 2002, and 15,041 shares subject to the Restricted Stock Award vesting quarterly on the last day of the second month of each calendar quarter thereafter, except that with respect to the last installment of the Restricted Stock Award vesting 15,055 shares shall vest. Employee shall pay the minimum required amount, if any, to effectuate a valid transfer of the shares from the Company to Employee. As of any date, the Company may satisfy any withholding tax obligations from the Restricted Stock Award and any non-salary compensation of Employee by withholding the number of shares from the portion of the Restricted Stock Award vesting on such date that have a fair market value as of such date equal to the Company’s withholding obligations. All other terms of the Restricted Stock Award shall be consistent with the Company’s 1999 Stock Incentive Plan and the Restricted Stock Award Agreement.

                          (b)  Change of Control Definition. A Change in Control shall have the meaning set forth in Section 6.8(b) of the Company’s 1999 Stock Incentive Plan.

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                          (c)  Change of Control Acceleration. In the event of a Change of Control during Employee’s employment, the vesting of the Restricted Stock Award and all other restricted stock or stock option grants, if any, that Employee previously has received or may, in the future, receive from the Company, shall be accelerated so that, as of the date of the Change of Control, such restricted stock and stock option grants shall vest as to the number of shares that would have vested had Employee provided an additional thirty-six (36) months of continuous service to the Company; provided, however, that in no event will such vesting exceed the total number of shares in any grant subject to such acceleration.

     8.     Parachute Tax. Notwithstanding anything in the foregoing to the contrary, if any of the payments to Employee (prior to any reduction below) provided for in this Agreement, together with any other payments which Employee has the right to receive from the Company or any corporation which is a member of an “affiliated group” as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (“Code”), without regard to Section 1504(b) of the Code, of which the Company is a member (the “Payments”) would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and if the Safe Harbor Amount is greater than the Taxed Amount, then the total amount of such Payments shall be reduced to the Safe Harbor Amount. The “Safe Harbor Amount” is the largest portion of the Payments that would result in no portion of the Payments being subject to the excise tax set forth at Section 4999 of the Code (“Excise Tax”). The “Taxed Amount” is the total amount of the Payments (prior to any reduction, above) notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. Solely for the purpose of comparing which of the Safe Harbor Amount and the Taxed Amount is greater, the determination of each such amount, shall be made on an after-tax basis, taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all of which shall be computed at the highest applicable marginal rate). If a reduction of the Payments to the Safe Harbor Amount is necessary, then the reduction shall occur in the following order unless the Employee elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payments occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Employee’s participant’s stock awards unless the Employee elects in writing a different order for cancellation.

     9.     Business Expenses. The Company shall reimburse Employee for all reasonable and necessary business expenses incurred by Employee in performing Employee’s duties that are submitted in compliance with the Company’s then-current policy on such business expense reimbursement. Employee shall provide the Company with supporting documentation sufficient to satisfy reporting requirements of such policy and the Internal Revenue Service. The Company’s determinations as to reasonableness and necessity shall be final.

     10.     Proprietary Information and Inventions; Non-Competition and Non-Solicitation. Employee acknowledges that the successful development, marketing, sale and performance of the Company’s professional services and products require substantial time and expense. Such efforts generate for the Company valuable and proprietary information (“Confidential Information”), including without limitation business plans and strategies, prospective or actual opportunities, prospects and customer lists, proposals, deliverables,

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methodologies, training materials, other intellectual property, the nature, identity and requirements of customers, clients, suppliers and business partners, computer software, financial data of any nature, and any information of others that the Company is obligated, contractually or otherwise, to treat in a confidential manner, in each case in whatever form, whether oral, written, graphic, recorded, photographic, machine readable or otherwise, and whether or not marked or otherwise labeled “confidential” or specifically indicated as being confidential and/or proprietary in nature. The term “Confidential Information” also includes all notes, analyses, compilations, studies, interpretations or other materials to the extent such materials contain or are based on other Confidential Information. Employee acknowledges that during his employment, he will obtain knowledge of such Confidential Information. Employee agrees to undertake the following obligations which he acknowledges to be reasonably designed to protect the Company’s legitimate business interests (including its Confidential Information and its near-permanent relationships with customers and other third parties) without unnecessarily or unreasonably restricting Employee’s post-employment opportunities:

                          (a)  Proprietary Information Agreement. As a condition of Employee’s employment, Employee agrees to execute and abide by the Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”) attached hereto as Exhibit E.

                          (b)  Non-Competition. Without limiting the obligations of Paragraph 10(a), without the prior written consent of the Company’s Board of Directors or the authorized designee thereof, Employee shall not, for himself or as an agent, partner or employee of any person, firm or corporation: (i) for a period of twelve (12) months following his termination of employment with the Company and all affiliates for any reason, engage in the practice of providing consulting or related services for any Prohibited Client. The term “Prohibited Client” shall mean any client or prospect of the Company to or for whom Employee directly or indirectly performed or provided consulting or related services, or with whom Employee had personal contact, or prospect to whom Employee submitted, or assisted or participated in any way in the submission, of a proposal, during the two (2) year period preceding termination of Employee’s employment with the Company.

                          (b)  Non-Solicitation. While employed by the Company and during the twelve (12) month period immediately following Employee’s termination of employment for any reason, Employee shall not directly or indirectly hire, solicit, encourage, or otherwise induce or assist in the inducement away from the Company of any Company customer, client, contractor, consultant, or other person or party with whom the Company has a contractual relationship, any Prohibited Client, or any Company employee (either away from the Company’s employ or from the faithful discharge of such employee’s contractual, statutory and fiduciary obligations to serve the Company’s interests with undivided loyalty).

                          (d)  Reasonable Alteration. In the event that a court or other adjudicative body should decline to enforce the provisions of any part of this Paragraph 10, whether because of scope, duration or otherwise, Employee and the Company agree that the provisions shall be modified to restrict Employee’s competition with the Company to the maximum extent enforceable under applicable law.

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     11.     Remedies. Employee recognizes and agrees that a breach of any or all of the provisions of Paragraph 10 (and the Proprietary Information Agreement) will constitute immediate and irreparable harm to the Company’s business advantage, including but not limited to the Company’s valuable business relations, for which damages cannot be readily calculated and for which damages are an inadequate remedy. Accordingly, Employee acknowledges that the Company shall therefore be entitled to an order enjoining any further breaches by the Employee, without the necessity of posting a bond.

     12.     Policies and Procedures. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, which the Company may change from time to time, and Employee will be expected to abide by such Company policies and practices.

     13.     Assistance in Litigation. Employee shall upon reasonable notice and without compulsion of law (e.g., subpoena), furnish accurate and complete information and other assistance to the Company as the Company may reasonably require in connection with any litigation, proceeding or dispute to which the Company is, or may become, a party, or in which it may otherwise become involved, either during or after Employee’s employment; provided, if such assistance shall occur after termination of Employee’s employment, the Company shall reimburse Employee for his reasonable expenses incurred in connection with such assistance, including, without limitation, as relevant transportation, meals and lodging, and shall also pay Employee a consulting fee of $200. per hour, as compensation for his inconvenience and the disruption of his other endeavors.

     14.     Indemnification. Employee’s rights to indemnification will be as provided in the Indemnification Agreement, effective as of August 15, 2001, attached hereto as Exhibit F.

     15.     Successors and Assigns. This Agreement is intended to bind and inure to the benefit of, and be enforceable by, Employee and the Company, and their respective successors, assigns, heirs, executors and administrators. Employee acknowledges that the services to be rendered pursuant to this Agreement are unique and personal. Accordingly, Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The Company may assign its rights, duties or obligations under this Agreement to a subsidiary or affiliated company of the Company or purchaser or transferee of a majority of the Company’s outstanding capital stock or a purchaser of all, or substantially all, of the assets of the Company.

     16.     Notices. All notices required by this Agreement shall be in writing. Notices intended for the Company shall be sent by certified mail or nationally recognized overnight courier service, addressed to it at 150 Field Drive, Suite 250, Lake Forest, Illinois 60045, or its current principal office, and notices intended for Employee shall be either delivered personally to Employee or sent by certified mail or nationally recognized overnight courier service addressed to Employee at his address as listed on the Company’s payroll. Notices sent by certified mail in accordance with the foregoing shall be deemed given three (3) business days following delivery to the United States Postal Service, postage prepaid, and notices sent by overnight courier service in accordance with the foregoing shall be deemed given one (1) business day following delivery to such courier, delivery fees for overnight delivery prepaid.

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     17.     Entire Agreement. This Agreement, including all exhibits, constitutes the complete, final, and exclusive embodiment of the entire agreement between Employee and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a written instrument signed by Employee and a duly authorized officer or director of the Company.

     18.     Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

     19.     Applicable Law. This Agreement, and all questions concerning the construction, validity and interpretation of this Agreement, shall be governed by and construed in accordance with the laws of the State of Illinois as applied to contracts made and to be performed entirely within the State of Illinois.

     20.     Mediation of Disputes. Neither party shall initiate arbitration or other legal proceedings (except for any claim under Paragraph 10 of this Agreement or the Proprietary Information Agreement), against the other party, or, in the case of the Company, the Company, its affiliates, and its and their directors, officers, employees, contractors, agents, and representatives, relating in any way to claims or disputes or controversies of any nature whatsoever arising from or regarding Employee’s employment, the termination of such employment, this Agreement (including without limitation its interpretation, performance, enforcement or breach) or any or all other claims that one party might have against the other party (collectively, the “Claims”), until thirty (30) days after the party against whom the Claim[s] is made (“Respondent”) receives written notice from the claiming party of the specific nature of any purported Claim and the amount of any purported damages. Employee and the Company further agree that if Respondent submits the claiming party’s Claim to JAMS Inc. for nonbinding mediation, in Chicago, Illinois, prior to the expiration of such thirty (30) day period, the claiming party may not institute arbitration or other legal proceedings against Respondent until the earlier of (i) the completion of nonbinding mediation efforts, or (ii) ninety (90) days after the date on which the Respondent received written notice of the Claim. If Company is Respondent, the Company shall pay the JAMS Inc. fees and Employee’s reasonable attorneys’ fees incurred by Employee in connection with the mediation up to a maximum of $10,000.

     21.     Binding Arbitration.

                          (a)  Employee and the Company agree that all Claims, to the fullest extent allowed by law, shall be resolved by confidential, final and binding arbitration conducted under the Expedited Commercial Rules of the American Arbitration Association in Illinois. If either party pursues a Claim and such Claim results in an arbitrator’s decision, both parties agree to accept such decision as final and binding. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall

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pay all AAA arbitration fees. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

                          (b)  The arbitrator, and not a court, shall be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures.

     22.     Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the general intent of the parties insofar as possible.

     23.     Right To Work. As required by law, this Agreement is subject to satisfactory proof of Employee’s right to work in the United States.

     24.     Costs of Negotiation and Agreement. Within a reasonable period of time following the last date that this Agreement is signed by the Company and Employee, the Company will pay all reasonable attorneys’ and financial advisors’ fees and costs incurred by Employee in connection with the negotiation and preparation of this Agreement up to a maximum of $15,000.

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ, UNDERSTOOD AND ACCEPTS THE PROVISIONS OF THIS AGREEMENT.

eLoyalty Corporation (“Company”)	Kelly D. Conway (“Employee”)

By: /s/ Timothy J. Cunningham Title: Vice President, Chief Financial Officer & Corporate Secretary	/s/ Kelly D. Conway

Date: November 11, 2002	Date: November 11, 2002

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Exhibit A — Form of Release
Exhibit B — November 12, 1998 Promissory Note
Exhibit C — December 28, 2001 Promissory Note
Exhibit D — Restricted Stock Award
Exhibit E — Employee Proprietary Information And Inventions Agreement
Exhibit F — Indemnification Agreement

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